Exhibit 99.8.83

Master Participation Agreement for the

intellecents Collective Investment Trust

Insurance Company Information:

Insurance Company Name: American United Life Insurance Company

Insurance Company Tax ID #:  35-0145825

Address:  1 American Square

City: Indianapolis     State:  IN      Zip:  46206

Insurance Company Contact Name:  Greg Quick

Phone: 317-285-2623	Email: greg.quick@oneamerica.com

Secondary Contact Name:	RS Investments

Phone: 317-285-198	Email: investments.rs@oneamerica.com

For Internal Use Only

Advisor:	Rep:	ID:	V2020-07

Selected Fund(s)

X   intellicents Preservation CIF*

X   intellicents Conservative CIF*

X   intellicents Moderately Conservative CIF*

X   intellicents Moderate CIF*

X   intellicents Moderately Aggressive CIF*

X   intellicents Aggressive CIF*

This Participation Agreement (the “Agreement”), is entered into on June 10, 2021, by and between Alta Trust Company, as trustee of the Trust referred to below (including any successor thereto, the “Trustee”),  and American United Life Insurance Co. as described above (the “Insurance Company”) acting on its own behalf and on behalf of its separate accounts (“Separate Accounts”), with reference to the following:

A.                       The Trustee maintains and operates a collective investment trust knows as the intellicents Collective Investment Trust Trust (the “Trust”):

B.                        The Trust is governed by the Declaration of Trust of the intellicents Collective Investment Trust, dated 07/1/2021 (the “Declaration of Trust”):

C.                        Pursuant to the Declaration of Trust, the Trustee has established, or may in the future establish, a number of collective investment funds (individually a “Fund” and collectively the “Funds”) under the Trust for the investment of qualified pension, profit sharing, governmental pension plans, or Insurance Company’s separate accounts as described in Rev. Rul. 2014-24.  The currently established Fund(s) are listed on Schedule B attached hereto.

D.                        The Insurance Company makes its Separate Account available to retirement benefit plans including pension and profit sharing plans qualified under Code section 401(a) and certain governmental plans through certain classes of Insurance Company group variable annuity contracts (“Contract” or “Contracts”).  Contract owners or the responsible fiduciaries of Plans for whose benefit the Contracts are owned have authority to select or designate subaccounts of the Separate Account for the investment of Plan funds; each such subaccount invests in turn in a designated investment fund (“Designated Funds”).

E.                         Insurance Company desires that one or more of the Funds be made available as Designated Funds of the Separate Account and Trustee desires to make such Funds available to the Insurance Company as Designated Funds of the Separate Account subject to the terms and conditions of this Agreement.

Now, therefore, the Trustee and Insurance Company agree as follows:

1.                                      Participation in Trust.  The Insurance Company hereby elects to participate in the Trust and to invest assets of the Separate Account or, its subaccounts, in one or more of the Funds under the terms and conditions of the Declaration of Trust and this Agreement as set forth below and in the schedules attached hereto.  The provisions of the attached schedules are incorporated herein and shall be treated as provisions of this Agreement for all purposes as though set forth herein.  Trustee and Insurance Company acknowledge their mutual intent that neither party shall have or exercise any fiduciary authority or control with respect to the decision by a Plan to participate in the Trust, to invest amounts in the Trust through the Separate Account, or hold or redeem such investments; it is intended that all such authority and control be exercised by an independent fiduciary of each Plan.

2.                                      Purchase of Units.  The Separate Account, at the direction of each Plan, hereby agrees to purchase, from time to time, Units (as described in the Declaration of Trust) of the Fund or Funds (including the respective Share Classes thereof, as such term is defined in the Declaration of Trust). Initial payment for such Units shall be made in cash in immediately available funds simultaneously with the execution of this Agreement or upon such later date as may be agreed upon by the Trustee and the Insurance Company.  Upon receipt of such payment, the Trustee will cause to be established respective accounts (the “Accounts”) within the respective Funds on behalf of the Separate Account. The Accounts shall consist of Units of the respective Funds, based on the amount of such payment and such other amounts as may hereafter be deposited on behalf of the Separate Account, or as may hereafter be withdrawn on behalf of the Separate Account, in connection with subsequent acquisitions or dispositions respectively, of Units, as adjusted pursuant to the Declaration of Trust.

3.                                      Withdrawal from Fund.  Insurance Company may not withdraw assets from a Fund (“Withdrawal”) unless Insurance Company provides a written or electronic notice, in such a manner and at such time as the Trustee prescribes, and Trustee acknowledges receipt of the notice, of the Insurance Company’s intention to make such Withdrawal (“Withdrawal Request”) on a given date (“Withdrawal Date”); provided that the foregoing requirement shall not apply to Participant or beneficiary-initiated withdrawals.  No such request or notice may be canceled or countermanded after the Valuation Date.  Any non-Participant or non-beneficiary initiated Withdrawal Requests initiated by Insurance Company requires notice to the Trustee of not less than five (5) Business Days prior to the proposed Withdrawal Date.  If Insurance Company fails to provide such advance notice, the Withdrawal Request may be rejected by the Trustee.  If the Withdrawal Request is not rejected it shall be subject to a redemption fee of three percent (3%) of the amount withdrawn, payable to the Trust, to cover the Trust’s costs of managing the redemption.  Withdrawn amounts shall be paid by the Trustee to the Insurance Company promptly, but in any event within ten (10) Business Days following its receipt of a Withdrawal Request.  Plan expenses from normal course of business that result in a redemption from the Fund do not require a prior notification

4.                                      Operating Procedures.

(a)                                 Insurance Company and Trustee shall utilize an omnibus account arrangement to facilitate the Separate Account’s sale and redemption of units of the Funds.

(b)                                 For purposes of this Section 4, Insurance Company shall be the Trustee’s agent for receipt of Plan purchase orders and requests for redemption. In this regard, for any Business Day (as such term is defined below) Insurance Company shall initiate only those transaction orders received by or on behalf of Plans prior to the close of business of the New York Stock Exchange on such Business Day (generally 4:00 p.m. Eastern Time).  Transaction orders received on or after such cut-off time shall be held by Insurance Company for initiation on the next following Business Day.

(c)                                  The Trust agrees to make units of the Funds available to the Separate Account for purchase at the trading unit price next computed after receipt of a purchase order by the Trust (or its agent), on those days on which the Trust calculates its trading unit prices for the Funds pursuant to the declaration of trust; the Trust shall use its best efforts to calculate such trading unit price on each day on which the New York Stock Exchange (“NYSE”) is open for trading (“Business Day”).  The Funds’ units shall be purchased and redeemed on a net basis in such quantity and at such time as determined by Insurance Company to satisfy Plan purchase and redemption orders under the Contracts.

(d)                                 If applicable, the Trust shall furnish, on or before the ex-dividend date, notice to Insurance Company of any income dividends or capital gain distributions payable on the units of a Fund.  Insurance Company hereby elects to receive all such income dividends and capital gain distributions as are payable on units of a Fund in additional units of such Fund.  The Trust shall notify Insurance Company of the number of units so issued as payment of such dividends and distributions.

(e)                                  The Trust shall calculate the net trading unit price on each Business Day, as defined in Section 4(b). The Trust shall make the net trading unit price for the Funds available to Insurance Company or its designated agent on a daily basis as soon as reasonably practical after the net trading unit price is calculated and shall use reasonable efforts to make such net trading unit price available by 6:00 p.m. Central time each Business Day.

(i)                                     In the event of an error in the computation of a Fund’s net trading unit price which, in accordance with procedures adopted by the Trustee, and consistent with standard practices and regulations applicable to the Trust regarding appropriate error correction standards (as shall be in effect or amended from time to time), requires adjustment to transactions previously effected on behalf of a Separate Account (a “Pricing Error”), the Trust shall notify Insurance Company as soon as possible after the discovery of such Pricing Error.  Notification may be oral, but shall be confirmed promptly in writing to Insurance Company.  In that event, the Trustee shall reimburse the affected Fund for any material loss and shall make appropriate adjustments to the Separate Account’s holdings of the Fund , which adjustments shall net the impact of individual contract participant gains and losses; this will result in either a net payment to the Separate Account from the Trust (in the event of net contract and participant losses) or from the Separate Account to the Trust (in the event of net contract and participant gains).  In addition, in the event that the Pricing Error causes

Insurance Company to incur any direct costs for re-processing contract and participant accounts, such as preparing and mailing revised statements, Trustee shall reimburse Insurance Company for all such reasonable costs upon receipt from Insurance Company of an invoice or other statement documenting such costs in reasonable detail.

(j)                                    Trustee will furnish Insurance Company with copies of the Declaration of Trust and Fund disclosure materials in sufficient quantities as Insurance Company may reasonably request.

5.                                      Fees.  Insurance Company agrees that the Trustee shall be compensated for the services provided under this Agreement in accordance with the Declaration of Trust, this Agreement and CIT Investor Disclosure (the “Offering Documents,”) which may be modified by the Trustee from time to time.  Such fees shall be charged against the assets of the Funds under Trustee’s management as set forth in Schedule C. The fees of the investment manager as defined in ERISA (the “Investment Manager”) engaged by the Trustee to make investments for the Fund(s) shall also be charged against the assets of the Fund(s).  The service fee shown in Schedule C shall be deducted from the assets of each Fund and paid to third parties for custody, recordkeeping or other services on behalf of the Participating Plan.  The Plan Fiduciary, on behalf of itself and the Participating Plan, acknowledges and agrees that it has reviewed the fees described in Schedule C that will be paid from the Funds, including any shareholder service fees, and acknowledges that the fees are reasonable, and that it has selected the Funds as investment options with full knowledge of such fees.  The reasonable expenses incurred by the Trustee in the administration and operation of the Fund(s) may be charged pro rata to the Fund(s), in the discretion of the Trustee. Such expenses may include, but are not limited to, the expenses incurred by the Trustee as provided in the Declaration of Trust.

6.                                      Term and Termination.  This Agreement shall become effective on the date of its acceptance by the Trustee and shall continue in effect from year to year thereafter for so long as the Insurance Company maintains an interest in the Funds, subject to termination as provided herein.  This Agreement may be terminated by Trustee or by the Insurance Company upon 90 days’ advance notice to the other party in accordance with Section 8 of this Agreement, or such shorter notice as agreed to by the parties. Upon termination by the Insurance Company, Trustee shall withdraw the assets of the Insurance Company from the Funds and shall remit the assets as directed by the Insurance Company. During the interim between notice of termination and the date of payment upon withdrawal, Trustee shall continue to perform its duties in accordance with this Agreement with respect to assets of the Insurance Company remaining in the Funds, and shall continue to be paid the fees set forth in detail in Schedule A of this Agreement.

7.                                      Amendment.  This Agreement may be amended including without limitation the services to be provided by Trustee or the fees charged by Trustee, in the manner set forth herein and consistent with the procedure described in Department of Labor Advisory Opinion 97-16A or by written consent of both parties.  Trustee may propose to increase or otherwise change the fees charged, to change the services provided or otherwise modify this Agreement by giving the Insurance Company reasonable advance notice of the proposed change.  The notice shall be given in the manner described in this Agreement.  The notices will (1) explain the proposed modification of the fees, services or other provision; (2) fully disclose any resulting changes in the fees to be charged as a result of any proposed change in the services or other changes to this Agreement; (3) identify the effective date of the change; (4) explain the Insurance Company’s right to reject the change or terminate this Agreement; and (5) state that pursuant to the provisions of this Agreement, if the Insurance Company fails to object to the proposed change(s) before the date on which the change(s) become effective, the Insurance Company will be deemed to have consented to the proposed change(s).

7.                                      Notices.   Any notice under this Agreement shall be in writing and shall be effective when actually received and will be sent by hand-delivery, first class or certified mail return receipt requested, facsimile transmission or via electronic mail at the address of the party to whom the notice is directed.  The address of the Insurance Company as indicated above to this Agreement, and the address of the Trustee is set forth below.  Any party may specify another address by written notice to the other party.

Any notice under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) electronically (c) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested to the address of the Participating Plan as indicated above to this Agreement, and the address of the Trustee as set forth below.  Any party may specify another address by written notice to the other party.

Alta Trust Company

101 S. Main Avenue, Suite 310

Sioux Falls, SD 57104

Phone:  303-996-3781

Fax:  303-996-3788

Email:  compliance@trustalta.com

8.                                      Arbitration.  Except for any matter with respect to which South Dakota banking law forbids arbitration, all disputes arising out of or in connection with this Agreement or the Declaration of Trust will be settled by arbitration, to be conducted pursuant to the commercial arbitration rules of the American Arbitration Association. All arbitration proceedings will take place only in South Dakota or such other location agreed to by the parties.  To the extent not preempted by federal law, South Dakota statutory law (including without limitation, the statutes governing the award of damages and arbitration) and South Dakota common law will control during arbitration. All parties waive any right any of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration will be entitled to reasonable attorney’s fees and costs, including fees and costs on appeal.

9.                                      Miscellaneous.  This Agreement shall be binding upon the parties and their successors and assigns.  This Agreement and the obligations of the parties, including without limitation the applicability of state banking and securities laws, shall be governed by and interpreted under the laws of the state of South Dakota, to the extent not preempted by federal law.  This Agreement and its Schedules, together with the Declaration of Trust, as amended, and any written amendments agreed to as provided in Paragraph 6, is the entire agreement between the Insurance Company and Trustee regarding the subject matter of this Agreement.

10.                               Reliance.  The Insurance Company specifically authorizes the person or persons identified in a separate notice delivered to and acknowledged by Trustee as authorized persons (each an “Authorized Person”) to communicate directions, instructions or other notices on its behalf to Trustee. The Insurance Company hereby agrees to indemnify and defend Trustee against any liability or expense (including reasonable attorneys’ fees and costs) arising from Trustee’s reliance on any direction, instruction, or other notice given to Trustee by an Authorized Person on the Insurance Company’s behalf unless Trustee has received express written notice from the Insurance Company that the authorization described above is no longer effective. Insurance Company will communicate or cause to be communicated all directions, instructions or other notices on its behalf to Trustee through an Authorized Person, named below, until and unless another relationship acceptable to Trustee is established.

11.                               Securities Lending.    The Insurance Company understands and agrees that the Trustee may engage in securities lending as provided in Section 3.05 of the Declaration of Trust.  Such securities lending shall be effected in compliance with the conditions of Prohibited Transaction Class Exemption 2006-16, as it may be amended from time to time, or any successor or replacement exemption.  The Plan Fiduciary acknowledges and agrees that (a) assets of the Trust may be invested in other investment vehicles, including other collective investment trusts and the funds therein established and maintained by the Trustee (“Other Trustee Sponsored Funds”), as provided in Section 3.03(b) of the Declaration of Trust, (b) the Investment Manager may select Other Trustee Sponsored Funds as investment options within the Trust Fund. (c) the Trustee may engage in securities lending as described herein with the assets of the Other Trustee Sponsored Funds, and (d) in addition to the fees provided for under Section 4 above and as set forth in Schedule C, Trustee shall also be entitled to receive additional fees in connection with such securities lending, as set forth in Schedule C-1.

12                                  Short Term Investment Funds.  The Insurance Company understands and agrees that the Trustee may establish Short Term Investment Funds (STIFs) within the Trust, for which the Trustee will be entitled to compensation as set forth on Schedule A to the Declaration of Trust.  The creation and operation of the STIFs will comply with the requirements set out in regulations of the Comptroller of the Currency at 12 CFR 9.18(b)(4)(iii).

In witness whereof, the parties have caused this Agreement to be signed by persons authorized as of the date first above written.

American United Life Insurance Company		Alta Trust

Signed:	/s/ Steven Kofkoff	Signed:	/s/ Laura Drost

Printed Name: Steven Kofkoff		Printed Name: Laura Drost

Title: VP, RS Strategy and Prod Innov		Title: Trust Officer

SCHEDULE A

TERMS AND CONDITIONS OF AGREEMENT

The following terms and conditions are incorporated into this Participation Agreement.

1.                                    Appointment of Trustee.  The Insurance Company appoints the Trustee as a trustee of the Separate Account with respect to the assets of the Insurance Company placed under management of the Trustee, and all earnings and profits thereon, under the terms of this Agreement and the Declaration of Trust.  The Trustee accepts its appointment by the Insurance Company and agrees that during the term of this Agreement, it will manage the assets of the Separate Account delivered hereunder in accordance with the Declaration of Trust, the investment policies of the Fund(s), and the Terms of this Agreement.

2.                                    Declaration of Trust.  The Declaration of Trust, as it may be amended from time to time, is incorporated into and made a part of this Agreement. The Trustee may amend the Declaration of Trust at any time, in its sole discretion, as provided therein. The Insurance Company acknowledges receipt of a copy of the Declaration of Trust, has reviewed the terms thereof, and adopts, accepts, and agrees that the Insurance Company shall be bound by all of the terms and provisions of the Declaration of Trust.  Trustee shall be responsible only for the investment and custody of the assets accepted by it and shall have no other duties except as specified herein and in the Declaration of Trust.  Trustee shall have all necessary authority to discharge these responsibilities.  Assets of the Separate Account managed under this Agreement may be commingled with assets of other tax qualified employee benefit trusts in the Trust and the Funds.

3.                                    Management of Assets.  Assets of the Separate Account shall be delivered to Trustee from time to time. Trustee shall hold the assets as part of one or more Funds as the case may be. Trustee is authorized to invest the Separate Account assets delivered to it in the Fund or Funds as directed by the Insurance Company.  Trustee shall be responsible only for the investment and custody of the assets accepted by it and shall have no other duties except as specified herein and in the Declaration of Trust. Trustee shall have all necessary authority to discharge these responsibilities.  The Insurance Company hereby appoints the investment manager named in schedule B of this Agreement to serve as the investment manager for its Separate Account assets that are invested in any Fund(s) detailed in this Agreement.

4.                                    Role of Trustee.  Pursuant to the authorization and limitations set forth in the Declaration of Trust, Trustee shall have sole authority to select the investments held by any Fund or designate an investment manager as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to select such investments. To the extent that the Insurance Company invests its Separate Account assets in a Fund or Funds, Trustee shall be responsible for investing the Separate Account’s assets in such Fund according to the investment guidelines established for such Fund. Trustee acknowledges that it is a fiduciary as defined by ERISA with discretionary investment authority with respect to the assets of the Separate Account invested in the Funds. Such fiduciary responsibility shall be limited only to the selection of the investments held within each Fund.

5.                                    Meeting the Requirements of Rev. Rul. 2014-24. For purposes of meeting the requirements of Rev. Rul. 2014-24, including the requirement that a written agreement between an insurance company maintaining a separate account and the trustee of a group trust providing for the investment by the insurance company’s separate account in the group trust be consistent the requirements of Rev. Rul. 2011-1, the parties agree as follows.

(a)  Insurance Company shall permit only those Plans that have adopted the Trust to invest in a Fund made available as a Designated Fund of the Separate Account.  Such adoption may be accomplished in any manner that is administratively feasible including, without limitation, by an amendment to the Plan’s governing document reflecting the adoption of the Trust or by a separate instrument.  Insurance Company shall serve as the agent of the Trustee for purposes of accepting such adoptions.

(b)  Insurance Company shall limit participation in any Fund made available as a Designated Fund of the Separate Account to the following types of Plans: pension, profit-sharing, and stock bonus trusts or custodial accounts qualifying under Code Section 401(a) that are exempt under Code section 501(a); eligible governmental plans or custodial accounts that are exempt under Code section 457(g); retirement accounts under Code section 403(b)(9); Code section 401(a)(24) governmental plans and such other plans that the Internal Revenue Service has recognized as a group trust retiree benefit plan eligible to participate in an 81-100 group trust.

(c)  The contracts under which Insurance Company makes the Separate Account available shall include a provision to the effect that (i) no part of the Plan’s investment in the Separate Account may be used for, or diverted to, any purpose other than for the exclusive benefit of the Plan’s participants and beneficiaries, and (ii) the Plan may not assign any part of its interest in the Separate Account;

(d)   With respect to Plan investments in a Fund made available as a Designated Fund of a Separate Account, Insurance Company shall maintain a separate accounting to reflect the interest of each such Plan, including the Plan’s contributions, withdrawals and investment experience; and

(e)  Insurance Company shall maintain the Separate Account as a separate account that is insulated from the claims of Insurance Company’s general creditors while this Agreement remains in effect.

6.                                    Representations and Warranties of the Insurance Company.  The Insurance Company represents and warrants to the Trustee the following:

a.                                      The person signing this Agreement on behalf of the Insurance Company is the responsible officer of the Insurance Company with full power to execute this Agreement and to appoint the Trustee.

b.                                      The Insurance Company separate accounts are eligible to invest in the Funds (“Eligible Plan”), the assets of which are insulated from the claims of the insurance company’s general creditors, that limit participation to assets of entities described in Section 5.01(b) and that are excluded from the definition of an investment company under Section 3(c)(11) of the Investment Company Act of 1940.

c.                                       Insurance Company acknowledges that the Funds will be operated as if the Trustee is not required to be registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator pursuant to CFTC Rule 4.5(a)(3).

d.                                      Insurance Company represents that no assurances or guarantees have been made to the Participating Plan by anyone as to whether the respective investment objectives of the Funds will be realized or whether any Fund’s strategies will prove successful. Plan Fiduciary recognizes that the Participating Plan may lose all or a portion of its investment in the Trust or its Funds.

e.                                       Insurance Company understands that no United States federal or state agency or exchange has reviewed the Declaration of Trust, this Agreement or the Offering Documents relating to the Trust, the Funds or Units of the Funds, or any supplements thereto, or made any finding or determination as to the fairness of an investment in the Trust or the Funds. The Insurance Company has read and understands the Offering Documents (which outline, among other things, the organization and investment guidelines of the Funds and some of the risks associated with an investment in the Funds). The Insurance Company acknowledges that in connection with the subscription by the Insurance Company for Units of the Funds, Insurance Company has relied solely upon the Offering Documents and independent investigations made by the Insurance Company.  The Insurance Company further agrees that the Fund or Funds as specified below are suitable investments for the Separate Account.

f.                                        The representations, warranties and agreements made herein are made by the Insurance Company with respect to the Separate Account and shall be continuous and effective throughout the term of this Agreement. The Insurance Company shall promptly notify the Trustee of any action or development which jeopardizes or is reasonably expected to jeopardize the accuracy of any of the representations or warranties made herein. The Insurance Company shall provide the Trustee, upon written request, with any necessary documentation to satisfy the Trustee of the Separate Account’s compliance with its representations, warranties and agreements in this Agreement, including an opinion of counsel suitable to the Trustee. In the event any representation or warranty shall be inaccurate or untrue at any time, or an agreement is not complied with, during the term of this Agreement, the Trustee may cause the termination of the Insurance Company’s participation in the Trust.

7.                                    Representations and Warranties of the Trustee.  Trustee represents and warrants to the Insurance Company the following:

a.                                      The Trustee is a “bank” as defined in the Investment Advisers Act of 1940, and is exempt from registration thereunder and has full power and authority to enter into and perform its obligations under this Agreement.

b.                                      This Agreement constitutes a valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms.

c.                                       The Trustee has completed, obtained and performed all registrations, filings, approvals, authorizations, consents and examinations required by any government or governmental authority as may be required to perform its obligations under this Agreement and the acts contemplated by the Declaration of Trust.

d.                                      Indicia of ownership of the Fund’s assets will be maintained in the U.S.

e.                                       The Trustee represents that neither the Trust nor any of the Funds comprising the Trust are or will be registered as an investment company under the Investment Company Act of 1940. Each Fund is offered to the Participating Plans in reliance upon an exclusion contained in Section 3(c)(11) of the Investment Company Act of 1940. The Trustee agrees to operate the Trust and Funds in compliance with the requirements of Section (3)(c)(11)

f.                                        The Trustee acknowledges and agrees that it is a “fiduciary” as that term is defined in Section 3(21) of ERISA with respect to assets of the Separate Account held in the Trust.

8.                                    Trustee’s Duties and Powers.

a.                                      The Trustee shall have all powers incidental to carrying out its duties under this Agreement and the Declaration of Trust and to perform other duties as agreed upon in writing by the parties.

b.                                      The Trustee will operate and manage the Trust in accordance with the terms of the Declaration of Trust, this Agreement, ERISA, and other applicable law. The Trustee may, in its sole discretion, retain and receive investment recommendations with respect to the Funds from one or more investment managers (each, an “Investment Manager”) who are identified in the applicable Offering Documents, as they may be amended or supplemented from time to time.

c.                                       The Trustee will, at all times, discharge its duties with respect to the Trust in accordance with the standard of care set forth in the Declaration of Trust, ERISA and other applicable law.

d.                                      The Trustee will maintain liability insurance covering its operation of the Funds, including its fiduciary obligations under ERISA.

e.                                       In connection with the appointment of an Investment Manager to assist with the management of the Funds or the selection of, or the opening of accounts with, broker-dealers or counterparties for transactions on behalf of any Fund or otherwise as reasonably necessary in connection with the operation of the Funds, the Trustee may provide (or permit the Investment Manager to provide) to such persons or other persons a copy of this Agreement or such other information

9.                                    Aggregation. The Insurance Company acknowledges and agrees that the Trustee or any other entity managing the assets of the Trust (each, a “Manager”) is authorized and directed to engage in the aggregation of securities transactions or block trading involving the assets of the Trust with the assets of any other proprietary or non-proprietary accounts managed by the Manager or one of its affiliates in circumstances where the Manager determines that such aggregation or block trading is in the interest of the Trust. In accordance with applicable regulatory requirements, the Manager may execute transactions on an aggregated basis to help obtain best execution and negotiate more favorable commission rates or to lower transaction costs that might have otherwise been paid had such orders been placed independently. When aggregating orders, the Manager will maintain written procedures and guidelines requiring that all accounts be treated in a fair and equitable manner and will not aggregate orders for the Trust unless the Manager believes that aggregation is consistent with its duty to seek best execution in respect of the assets of the Trust. Orders may be aggregated with orders involving the proprietary assets of the Manager and its affiliates only where the Manager determines that the Manager and its affiliates do not derive a benefit from the aggregation not otherwise enjoyed by the Trust, and the Trust does not suffer a loss arising from the aggregation. The Manager will at all times maintain reasonable procedures and guidelines to assure that no account involved in aggregation or block trading will be favored over any other account; however, a variety of factors are determinative of whether or not a particular account may or may not participate in a particular aggregated transaction. These factors include, but are not limited to, investment objectives, investment guidelines and strategies, position weightings, cash availability, and risk tolerance. Because of the foregoing and various other factors, there may be differences in invested positions and securities held which could lead to security dispersion among client accounts.

10                                Liability. The Trustee does not guarantee the future performance of the Funds or any specific level of performance, the success of any investment decision or strategy that the Trustee may use, or the success of the Trustee’s overall management of the Funds. The Trustee, each Investment Manager and their respective shareholders, directors, officers, employees, agents, affiliates, successors and assigns shall not be liable for any expenses, losses, damages, liabilities, charges and claims of any kind or nature whatsoever (“Losses”) arising from any depreciation in value of any Fund or resulting from the Trustee’s actions in regard to any Fund, except to the extent such Losses are judicially determined to be proximately caused by the Trustee’s or the applicable Investment Manager’s negligence, willful misconduct, breach of its confidentiality obligations, or breach of fiduciary duty under ERISA. The Trustee, each Investment Manager and their respective shareholders, directors, officers, employees, agents, affiliates, successors and assigns shall have no responsibility or liability on account of the management of any assets of the Separate Account outside of the Funds or the administration of the Separate Account. Except as otherwise required by ERISA, under no circumstances shall the Trustee, each Investment Manager or their respective shareholders, directors, officers, employees, agents, affiliates, successors and assigns be liable for any special, consequential or indirect damages.

Schedule B

Investment Manager and Description of Collective Investment Funds

Investment Manager Name: intellicents investment solutions, inc.

1.              Fund Name: intellicents Preservation CIF

Objective: The fund seeks to emphasize asset classes that traditionally offer income and capital preservation. Generally, this portfolio will invest minimally in stocks as an inflation hedge.

2.              Fund Name: intellicents Conservative CIF

Objective: The fund seeks to emphasize asset classes that traditionally offer income and capital preservation. Generally, this portfolio will invest moderately in stocks as an inflation hedge.

3.              Fund Name: Moderately Conservative CIF

Objective: The fund seeks to emphasize asset classes that can provide long-term growth and capital preservation. Generally, this portfolio will invest in stocks to aid long-term portfolio growth potential.

4.              Fund Name: intellicents Moderate CIF

Objective: The fund seeks to emphasize asset classes that can provide long-term growth and more moderate-income growth. Generally, this portfolio will invest more in stocks as well as meaningful exposure to fixed income funds.

5.              Fund Name:  intellicents Moderately Aggressive CIT

Objective: The fund seeks to emphasize asset classes that can provide long-term portfolio growth. Generally, this portfolio will invest more in growth and aggressive growth stocks as well as moderate exposure to fixed income funds.

6.              Fund Name: intellicents Aggressive CIF

Objective: The fund seeks to emphasize asset classes that can provide long-term portfolio growth. Generally, this portfolio will invest more in growth and aggressive growth stocks as well as modest exposure to fixed income funds.

For a more detailed description of the investment guidelines and risks of each Fund, please reference the CIT’s Investor Disclosure.

Schedule C

Fund Fees and Expenses

Fees

Cusip	Fund Name	Trustee Fee(1)	Management Fee(2)	Service Fee(3)	Fee Total(4)
45827Q108	intellicents Preservation CIF*	0.06%	0.00%	0.00%	0.06%
45827Q207	intellicents Conservative CIF*	0.06%	0.00%	0.00%	0.06%
45827Q306	intellicents Moderately Conservative CIF*	0.06%	0.00%	0.00%	0.06%
45827Q405	intellicents Moderate CIF*	0.06%	0.00%	0.00%	0.06%
45827Q504	intellicents Moderately Aggressive CIF*	0.06%	0.00%	0.00%	0.06%
45827Q603	intellicents Aggressive CIF*	0.06%	0.00%	0.00%	0.06%

*All Funds in the intellicents Collective Investment Trust are restricted to plans advised by intellicents investment advisors, inc.

(1) The Trustee Fee is paid to the Trustee out of Fund assets as compensation for its services and is in addition to the Management and Service Fees.  The Trustee Fee tiers as follows:

	Tier 1	Tier 2	Tier 3
	$0-$500 mil	Next $500 mil	Next $1 bil
Trustee Fee	.06%	.05%	.04%
Total Trustee Fee	.06%	.05%	.04%

(2) The Management Fee for each Fund, if any, is paid to the Investment Manager out of Fund assets as compensation for its services and is in addition to the Trustee and Service Fees.

(3) The Service Fee for each Fund, if any, is paid to the custodian or recordkeeper or other eligible party as designated by the Plan Fiduciary and is in addition to the Trustee and Management Fees.

(4) The Fee Total includes all three fees indicated above.  All fees are calculated based on the fair value of the assets held in each Fund as of each Valuation Date (as defined in the Declaration of Trust).

Expenses

In addition to the Fees set forth above in this schedule, other applicable expenses may apply to each Fund for the administration and operation of the Fund(s) as outlined in the Declaration of Trust, including but not limited to custody, audit, transfer agency, etc.

The Investment Manager may choose to invest the fund assets in mutual funds, exchange traded funds or other investments that have their own internal expenses (“Acquired Expense”).  Each Fund that makes such investments will also be subject to Acquired Expenses, as applicable.

Total Operating Expense

The total operating expense of each Fund is the total of all fees, expenses, and credits.  The total operating expense for each fund can be found in the CIT’s Investor Disclosure which accompanies this Agreement.The CIT’s Investor Disclosure is updated annually to reflect all fees, expenses, and credits